Exhibit 99.1

Kura Oncology Adds Commercial Veteran Mary Szela to Board of Directors

– Ms. Szela brings expertise in global brand development to Kura as company enters first registration-directed trial –

SAN DIEGO, November 8, 2018 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company focused on the development of precision medicines for oncology, today announced the appointment of commercial veteran Mary Szela to its board of directors. Throughout her 30-year career in the biopharmaceutical industry, Ms. Szela has served on a number of high-profile boards, developed global brands and led the world’s largest selling pharmaceutical product, Humira®, through the launch of five indications.

“Mary’s strategic vision and track record in the commercial arena make her a valuable addition to our board,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “Her appointment is especially timely given the initiation of a global, registration-directed trial of our lead drug candidate, tipifarnib, announced earlier this week. Mary brings extensive experience in marketing, business development, strategic planning and implementation, all of which will be important as we prepare to incorporate commercial planning into our strategy and operations.”

Ms. Szela joins the Kura Oncology board of directors with significant experience serving on the boards of publicly traded biopharmaceutical companies, including Receptos, acquired by Celgene for $7.2 billion in July 2015, and Novo Nordisk, a Danish multinational pharmaceutical company. She currently serves on the board of Coherus Biosciences, Alimera Sciences and TriSalus Life Sciences.

“I am very excited to join the board of Kura at such a critical time for the company,” said Ms. Szela. “With an initial, registration-directed trial now underway for tipifarnib and a third drug candidate poised to enter the clinic, the company is well situated with a deep pipeline, a proven management team and a strong cash position. I look forward to working with the company’s leadership and other members of the board to help the company advance these promising drug candidates and achieve its strategic objectives.”

Ms. Szela is currently the Chief Executive Officer and President of TriSalus Life Sciences, a company developing technologies to deliver immune oncology agents to solid tumors in high mortality cancers. Previously, she was Chief Executive Officer of Novelion Therapeutics, where she executed the merger of Aegerion Pharmaceuticals and QLT Therapeutics, and Melinta Therapeutics. Earlier, Ms. Szela spent 25 years at

Abbott Laboratories, where she held a number of ascending leadership positions, including President of Abbott’s $8 billion U.S. Pharmaceuticals business. Ms. Szela earned an MBA and a bachelor’s degree in nursing from the University of Illinois.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura’s lead drug candidate is tipifarnib, a farnesyl transferase inhibitor, for which the Company has initiated a registration-directed trial of tipifarnib recurrent or metastatic patients with HRAS mutant head and neck squamous cell carcinomas. In addition, tipifarnib is being evaluated in multiple other Phase 2 clinical trials in solid tumor and hematologic indications. Kura’s pipeline also includes KO-947, an ERK inhibitor, currently in a Phase 1 dose-escalation trial, and KO-539, a menin-MLL inhibitor, currently in IND-enabling studies. For additional information about Kura Oncology, please visit the Company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of tipifarnib and the Company’s other product candidates, the conduct, results and timing of Kura Oncology’s clinical trials, plans regarding future clinical trials and development and commercial activities, the regulatory approval path for tipifarnib and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura Oncology may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipated,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura Oncology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com